GREAT-WEST FUNDS, INC.

ARTICLES OF AMENDMENT

Great-West Funds, Inc., a Maryland corporation (the “Corporation”), in accordance with Section 2-607 of the Maryland General Corporation Law, hereby certifies as follows:

FIRST: The charter of the Corporation is hereby amended by changing the name of the following series of capital stock of the Corporation as follows:

CURRENT SERIES/PORTFOLIO NAME	NEW SERIES/PORTFOLIO NAME
Great-West Conservative Profile II Fund	Great-West Conservative Profile Fund
Great-West Moderately Conservative Profile II Fund	Great-West Moderately Conservative Profile Fund
Great-West Moderate Profile II Fund	Great-West Moderate Profile Fund
Great-West Moderately Aggressive Profile II Fund	Great-West Moderately Aggressive Profile Fund
Great-West Aggressive Profile II Fund	Great-West Aggressive Profile Fund

SECOND: The amendment was approved by a majority of the entire Board of Directors and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective on September 29, 2017.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed, and witnessed, in its name and on its behalf by its undersigned officers who acknowledge that these Articles of Amendment are the act of the Corporation, and certify that, to the best of their knowledge, information and belief, all matters and facts set forth herein are true in all material respects, and that this statement is made under the penalties of perjury.

GREAT-WEST FUNDS, INC.

/s/ Mary C. Maiers
Name: Mary C. Maiers
Title: Chief Financial Officer and Treasurer

ATTEST:

/s/ Cara B. Owen
Name: Cara B. Owen
Title: Counsel & Assistant Secretary